UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2008

GLOBALSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 8, 2008, Globalstar, Inc. (“Globalstar”) and Ericsson Federal Inc. (“Ericsson”) entered into an agreement under which Ericsson will develop, supply, implement and support ground network hardware and software upgrades of the core network system for installation at nine of Globalstar’s satellite gateway ground stations and its operations center in Milpitas, California.

The total contract purchase price is approximately $22.7 million.  Payments will be due in various increments over the next 48 months as Ericsson’s milestones are accepted by Globalstar, with the largest payments scheduled to be due in 2010 and 2011.  Globalstar has the option to purchase additional products and services at pre-negotiated prices for up to ten years. Hardware and service components will be covered by a limited one-year warranty and software and firmware will be covered by a limited three-month warranty. The Agreement contains customary arbitration and indemnification provisions.

Ericsson granted Globalstar a worldwide, non-exclusive, perpetual, irrevocable, non-transferable, non-assignable fully paid license to use certain intellectual property of Ericsson related to the performance of the Agreement.  Ericsson and its suppliers or licensors, as applicable, will remain the sole and exclusive owner of such intellectual property.

Ericsson will provide to Globalstar without additional cost a commercial general liability insurance policy covering property damage or injuries to third parties caused by Ericsson.

Either party may terminate the Agreement for cause if the other party defaults in the performance of its obligations under the Agreement outside the cure period.  If Globalstar terminates the Agreement for cause, it may elect to complete the work and be reimbursed by Ericsson for a portion of the costs incurred by Globalstar in completing the work. Globalstar may terminate the Agreement for convenience upon 30 days notice, in which event Ericsson will be entitled to termination payments not exceeding the total contract purchase price.  Globalstar also may issue up to two stop work orders for a cumulative maximum duration of six months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Senior Vice President and
Chief Financial Officer

Date: October 14, 2008